SECURITIES AND EXCHANGE COMMISSION
UNITED STATES
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) August 26, 2014
Body Central Corp.
(Exact name of registrant as specified in its charter)

Delaware	001-34906	14-1972231
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6225 Powers Avenue Jacksonville, FL		32217
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number including area code: (904) 737-0811
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

As previously disclosed in Note 11, “Subsequent Events” to the unaudited condensed consolidated financial statements of Body Central Corp. (the “Company”) appearing in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 28, 2014, the Company has made the strategic determination to terminate its previous plans to move its corporate office and distribution center to the facilities contemplated by the Warehouse Space Lease Agreement, dated as of January 15, 2013 (the “Lease”), between the Company’s subsidiary, Body Central Stores, Inc., as tenant (“Body Central Stores”), and GIV Imeson, LLC, as landlord (the “Landlord”).  The Company has received a notice of default from the Landlord (the “Notice of Default”) alleging Body Central Stores to be in violation of certain provisions of the Lease, including (i) failure to pay sales tax in the amount of $140,000 asserted to be due in connection with certain leasehold improvements (the “Disputed Amount”) and (ii) failure to timely complete certain leasehold improvements which were to have been undertaken by Body Central Stores pursuant to the Lease.  The Company sent the Landlord a written response disputing that the leasehold improvements constitute a taxable event and as of this filing have not received a tax assessment from either the Landlord or the State of Florida.  As a result of the continuing non-payment of the Disputed Amount, the Company also received a second notice from the Landlord, pursuant to which the Landlord indicated its reservation of all rights available to it to declare an acceleration of rent due under the Lease in the event the Disputed Amount remained unpaid following the applicable cure period which has now expired.
To date, the Company has not paid the Disputed Amount or otherwise cured the other alleged breaches specified in the Notice of Default.  Since entering into the Lease a year and a half ago and investing more than $5 million into the Landlord’s property through extensive leasehold improvements to the prospective office and distribution center complex, the Company has re-evaluated its need for the leased premises in light of the Company’s present cash flow position and business plans. The Company currently believes that the large size of the premises and the corresponding costs weigh in favor of pursuing strategic alternatives in lieu of moving into the corporate office and distribution space contemplated by the Lease, and as a result, the Company is continuing to pursue efforts to reduce, mitigate or terminate its obligations under the Lease. Potential options being considered, if available, include seeking to terminate the Lease in exchange for a settlement with the Landlord, or seeking to sublease the premises if agreeable to the Landlord notwithstanding the present default. The Company believes its investments in the Landlord’s property will increase the marketability and rental value of the property and therefore, have the potential to reduce the Company’s liability under the Lease. However, there can be no assurances that the Company will be able to arrive at a solution to its obligations under the Lease on terms favorable to the Company, or at all. In the event that the Landlord were to accelerate the full rent due under the Lease, the obligation in respect of such accelerated rent would be approximately $8.2 million, after an estimated discount to present value in accordance with the Lease terms, which could have a material adverse effect on the Company’s liquidity.
In conjunction with the Disputed Amount, the Notice of Default and second notice, the Company has obtained waivers from its first-lien secured lenders under the Company’s Credit Agreement with Crystal Financial LLC (the “Credit Agreement”) and from the requisite holders of the Company’s subordinated secured convertible notes (the “Notes”) with respect to any breaches or defaults triggered under the Credit Agreement or the Notes as a result of existing or future defaults under the Lease (which would not include a waiver of any defaults under the Credit Agreement or the Notes with respect to an acceleration by the Landlord of amounts due under the Lease).
The above description of the Lease and the potential consequences of breach thereof does not purport to be complete and is qualified in its entirety by reference to the complete text of the Lease and the related Guaranty of Lease, which are filed as Exhibits 10.23 and 10.24, respectively, to the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012, as filed with the SEC on March 13, 2013, which Exhibits are incorporated into this Item 8.01 of this Current Report on Form 8-K by reference.

Forward Looking Statements:

This Current Report on Form 8-K contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically preceded by words such as “believes,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions, although some forward-looking statements are expressed differently. Forward-looking statements represent the Company's management’s judgment regarding future events. Although the Company believes the expectations reflected in such forward-looking statements are reasonable, the Company can give no assurance that such expectations will prove to be correct. All statements other than the statements of historical fact included in this Current Report on Form 8-K are forward-looking statements. The Company cannot guarantee the accuracy of the forward-looking statements, and you should be aware that the Company's actual results could differ materially from those contained in the forward-looking statements due to a number of factors including, but not limited to, factors identified from time to time in the Company's periodic filings with the SEC, including the Company's Annual Report on Form 10-K filed with the SEC on March 27, 2014, the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 14, 2014, and other factors identified from time to time in the Company's periodic filings with the SEC. The Company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BODY CENTRAL CORP.
(registrant)

Dated: August 29, 2014	By:	/s/ Timothy J. Benson
Name: Timothy J. Benson
Title: Senior Vice President, Finance and Secretary

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